Exhibit (p)(12)

ARIAM GLOBAL INC.	Code of Ethics

ARIAM GLOBAL INC.

Code of Ethics

Adopted under Rule 204A-1 (Advisers Act) and Rule 17j-1 (Investment Company Act)

Adopted and effective June 15, 2026 | Version 1.0

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ARIAM GLOBAL INC.	Code of Ethics

Document Control

Document	Code of Ethics
Firm	ARIAM GLOBAL INC. (SEC-Registered Investment Adviser)
Authority	Rule 204A-1 (Advisers Act) and Rule 17j-1 (1940 Act)
Effective Date	June 15, 2026
Version	1.0 — Initial
Owner	Anjum Kumar Gupta, Chief Compliance Officer
Administration	Electronic, via ACA ComplianceAlpha
Next Review	By June 2027 (no less than annually)
Status	Adopted and effective June 15, 2026

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ARIAM GLOBAL INC.	Code of Ethics

Table of Contents

1. Introduction and Purpose	4
2. Standards of Business Conduct	4
3. Definitions	4
4. Personal Securities Transactions and Reporting	5
4.1 Access Persons	5
4.2 Reportable Securities and Accounts	5
4.3 Reporting Requirements	5
4.4 Review of Reports	6
5. Pre-Clearance of Personal Transactions	6
6. Prohibited and Restricted Activities	6
7. Insider Trading and Material Nonpublic Information	7
8. Gifts and Entertainment	7
9. Political Contributions and Pay-to-Play	7
10. Outside Business Activities	7
11. Confidentiality	8
12. Reporting Violations and Whistleblower Protection	8
13. Sanctions	8
14. Acknowledgment and Certifications	8
15. Recordkeeping	8
16. Administration and Amendments	8
Appendix — Summary of Personal-Trading Deadlines	9

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ARIAM GLOBAL INC.	Code of Ethics

1. Introduction and Purpose

This Code of Ethics (the “Code”) is adopted by ARIAM GLOBAL INC. (“ARIAM” or the “Firm”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and, to the extent applicable to the Firm as sub-adviser to a registered investment company, Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). As an investment adviser, the Firm is a fiduciary and owes its client an affirmative duty of care, loyalty, honesty, and good faith. This Code sets forth the standards of business conduct the Firm requires of its personnel and the rules governing personal securities transactions, the protection of material nonpublic information, and related matters. As sub-adviser to the Fund, this Code is also intended to satisfy the requirements applicable to the Firm under Rule 17j-1; the Firm will furnish the Code to the Adviser and the Trust as required and will report material violations to the Adviser and to the Trust’s Chief Compliance Officer as required under Rule 17j-1.

This Code applies to every officer, director, and employee of the Firm and to any other person subject to the Firm’s supervision and control (collectively, “Supervised Persons”). The Code is part of, and supplements, the Firm’s Compliance Manual. As of the date of this Code, the Firm’s sole Supervised Person and Access Person is Anjum Kumar Gupta, who also serves as the Firm’s Chief Compliance Officer (“CCO”).

The Firm’s Code is administered electronically through the ComplianceAlpha platform provided by ACA Group (“ACA”), the Firm’s outsourced compliance consultant. Personal-trading reports, acknowledgments, and certifications are submitted and retained through that platform; the Firm does not use separate paper forms for these purposes.

2. Standards of Business Conduct

Each Supervised Person must:

•	comply with all applicable federal securities laws;
•	act with integrity, competence, diligence, and in an ethical manner;
•	place the interests of the client ahead of the Firm’s and the Supervised Person’s own interests;
•	avoid any actual or apparent conflict of interest or, where a conflict cannot be avoided, fully and fairly disclose and appropriately manage it;
•	not take inappropriate advantage of his or her position;
•	protect the confidentiality of client, Fund, and Firm information; and
•	promptly report any violation or suspected violation of this Code to the CCO.

3. Definitions

“Access Person” means any Supervised Person who has access to nonpublic information regarding the purchase or sale of securities by the Firm’s client or regarding the portfolio holdings of any fund the Firm or its control affiliates advise, or who is involved in making securities recommendations or has access to such recommendations. Because each Supervised Person has such access, each is an Access Person.

“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except: (i) direct obligations of the U.S. government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end registered investment companies that are not advised or sub-advised by the Firm or a control affiliate; and (v) shares issued by unit investment trusts that are invested exclusively in one or more such open-end funds.

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ARIAM GLOBAL INC.	Code of Ethics

“Reportable Account” means any account in which an Access Person has any direct or indirect beneficial ownership and that is capable of holding Reportable Securities, including accounts of the Access Person’s immediate family members sharing the same household. “Beneficial ownership” is interpreted as under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2).

“Covered Security” for pre-clearance purposes means any Reportable Security that is on the Firm’s Restricted List or that is held by, or under active consideration for purchase or sale by, the ARIA Opportunities ETF (the “Fund”). The “Restricted List” is maintained by the CCO and identifies issuers as to which trading is restricted.

“Initial Public Offering” and “Limited Offering” have the meanings given in Rule 204A-1 (a Limited Offering being an offering exempt from registration under Section 4(a)(2) or 4(a)(5) of, or Rule 504 or 506 under, the Securities Act of 1933 — generally, a private placement).

“Automatic Investment Plan” means a program in which transactions are made automatically in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

4. Personal Securities Transactions and Reporting

4.1 Access Persons

The CCO maintains a current list of Access Persons and updates it promptly as personnel join or leave the Firm.

4.2 Reportable Securities and Accounts

Each Access Person must disclose all Reportable Accounts and report holdings and transactions in Reportable Securities as set out below. Accounts and securities excluded from the definition of Reportable Security/Reportable Account need not be reported, except that the Firm may request information about any account to confirm its status.

4.3 Reporting Requirements

Each Access Person must submit the following through ComplianceAlpha (which, where available, is fed by electronic data feeds and duplicate statements from custodians and brokers):

•	Initial Holdings Report — no later than 10 days after becoming an Access Person, listing all Reportable Securities (title, type, exchange ticker or CUSIP, number of shares, and principal amount), the name of any broker, dealer, or bank maintaining a Reportable Account, and the date of submission. The information must be current as of a date not more than 45 days before the person became an Access Person.
•	Annual Holdings Report — at least once each 12-month period, with information current as of a date not more than 45 days before submission, containing the same categories of information.
•	Quarterly Transaction Reports — no later than 30 days after the end of each calendar quarter, covering each transaction in a Reportable Security during the quarter (title, type, ticker/CUSIP, date, nature of the transaction, price, quantity, and the broker/dealer/bank involved), and identifying any new Reportable Account established during the quarter. Brokerage confirmations or account statements that contain all required information and are received by the Firm within the deadline may satisfy this requirement.

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ARIAM GLOBAL INC.	Code of Ethics

4.4 Review of Reports

The CCO reviews personal-trading reports for compliance with this Code and for potential conflicts with the Fund’s activity, including front-running, conflicting or contra-trades, and patterns of abuse. Because the sole Access Person is also the CCO, the CCO’s own reports are subject to independent review by ACA, and that review is documented and retained — a control designed to mitigate the conflict inherent in self-review.

5. Pre-Clearance of Personal Transactions

Each Access Person must obtain the CCO’s pre-clearance before:

•	acquiring any beneficial ownership in an Initial Public Offering or a Limited Offering (private placement); and
•	effecting any transaction in a Covered Security (i.e., a Reportable Security on the Restricted List or held by or under active consideration for the Fund).

Pre-clearance requests are submitted to, and approvals documented by, the CCO. An approval is effective only for the period specified at the time of approval (and, absent a stated period, for the trading day on which it is granted). Approvals are not a guarantee that a transaction complies with this Code or applicable law, and the Access Person remains responsible for compliance.

Unless the CCO determines otherwise, pre-clearance is not required for: transactions in shares of broad-based or diversified exchange-traded funds and open-end registered investment companies that are not Covered Securities; transactions in securities that are not Reportable Securities; transactions effected in an Automatic Investment Plan; transactions over which the Access Person has no direct or indirect influence or control (for example, in a fully discretionary managed account, subject to documentation); and transactions in Reportable Securities that are not Covered Securities (i.e., that do not overlap with the Fund or the Restricted List).

As a draft default, subject to confirmation by ACA: (i) Access Persons must pre-clear initial public offerings and limited offerings (private placements), and any transaction in a security that is held by, or being actively considered for, the Fund; a pre-clearance approval is valid through the end of the trading day on which it is granted. (ii) An Access Person may not transact in a security while the Fund has a pending or unfilled order in that security, or within seven (7) calendar days before or after a Fund transaction in the same security. (iii) Absent any indication of front-running, the following are exempt from pre-clearance and the blackout period: transactions in open-end mutual funds and money-market funds the Firm does not advise; transactions in broad-based index ETFs; and transactions in securities of issuers with a market capitalization of at least $5 billion in an aggregate amount not exceeding $25,000 per issuer in any 30-day period. The CCO maintains these parameters in written procedures and may adjust them, and ACA will confirm the thresholds appropriate to a single-person adviser to a concentrated equity fund.

6. Prohibited and Restricted Activities

No Access Person may, directly or indirectly:

•	purchase or sell, for any account, a security while in possession of material nonpublic information concerning that security or its issuer (see Section 7);
•	trade ahead of, or opposite to, a contemplated or pending transaction for the Fund (front-running), or otherwise use knowledge of the Fund’s transactions or holdings for personal benefit;

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ARIAM GLOBAL INC.	Code of Ethics

•	engage in any transaction that creates an actual or apparent conflict of interest with the Fund without the CCO’s prior written approval; or
•	engage in market manipulation, fraudulent conduct, or any transaction prohibited by applicable law.

The Firm may impose blackout periods, holding-period requirements, and additional restrictions through procedures maintained by the CCO.

7. Insider Trading and Material Nonpublic Information

Consistent with Section 204A of the Advisers Act, the Firm maintains policies to prevent the misuse of material nonpublic information (“MNPI”). Information is “material” if a reasonable investor would consider it important in making an investment decision, or if it would be reasonably expected to affect the price of a security. Information is “nonpublic” if it has not been disseminated broadly to the marketplace.

No Supervised Person may, while in possession of MNPI concerning a security or its issuer, trade in that security (for the Fund or personally), recommend trading in it, or communicate the information to any person except as permitted in the performance of the person’s duties and consistent with applicable law. A Supervised Person who believes he or she may have come into possession of MNPI must not trade and must immediately notify the CCO. The CCO will maintain a restricted list and, where appropriate, a watch list, and will document the handling of any MNPI matter, including any decision to restrict trading.

8. Gifts and Entertainment

Supervised Persons may not give or accept gifts or entertainment that are so frequent or of such value as to suggest an intent to influence the recipient or to create an actual or apparent conflict of interest. A Supervised Person may not give to, or accept from, any person or entity that does business with or on behalf of the Firm or the Fund (including brokers, dealers, and service providers) any gift exceeding $250 in value to or from any one person in any calendar year, and must report all reportable gifts and any business entertainment beyond ordinary and customary amounts to the CCO, who maintains a gifts-and-entertainment log. Gifts or entertainment in connection with the Fund’s brokerage that could compromise best execution are prohibited.

9. Political Contributions and Pay-to-Play

To address Rule 206(4)-5 under the Advisers Act, the Firm requires CCO pre-clearance of political contributions by the Firm and its covered associates to officials of government entities that are, or may become, investors in or clients of the Firm. The Firm and its covered associates may not solicit or coordinate contributions or payments in a manner that would trigger the rule’s two-year compensation restriction. Pre-clearance requests and determinations are documented and retained.

10. Outside Business Activities

Each Supervised Person must disclose to the CCO all outside business activities, directorships, and other affiliations so the Firm can assess and address potential conflicts. Mr. Gupta has business interests outside the securities industry that are unrelated to the Fund and are not part of the ARIAM ownership chain; these are disclosed, as applicable, in the Firm’s Form ADV. The CCO monitors whether any outside activity, in particular any activity in the financial sector, gives rise to conflicts requiring mitigation or additional disclosure.

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ARIAM GLOBAL INC.	Code of Ethics

11. Confidentiality

Supervised Persons must keep confidential all nonpublic information concerning the client, the Fund, the Adviser, the Trust, and the Firm, including portfolio holdings and pending transactions, and may use such information only in the performance of their duties. This obligation continues after a person ceases to be a Supervised Person and is administered together with the Firm’s privacy and information-security policies.

12. Reporting Violations and Whistleblower Protection

Each Supervised Person must promptly report any violation or suspected violation of this Code to the CCO. Reports may be made on a confidential basis. The Firm prohibits retaliation against any person who, in good faith, reports a violation or participates in an investigation, and nothing in this Code limits a person’s ability to report possible violations of law to a governmental agency or to receive any resulting award.

13. Sanctions

Violations of this Code may result in remedial or disciplinary action, including warning, disgorgement of profits, reversal of transactions, fines, suspension, or termination, and may also be reported to regulators where required. The CCO determines appropriate sanctions in light of the facts and circumstances and documents the determination.

14. Acknowledgment and Certifications

Each Supervised Person must acknowledge, in writing (electronically via ComplianceAlpha), receipt of this Code and any amendments, and must certify compliance with the Code at least annually. The CCO retains all acknowledgments and certifications.

15. Recordkeeping

Consistent with Rule 204-2 under the Advisers Act, the Firm retains: a copy of each version of this Code in effect during the past five years; the names of all Access Persons during that period; records of all personal-trading reports and any account statements used in lieu thereof; records of pre-clearance requests and approvals (including IPOs and Limited Offerings); the gifts-and-entertainment and political-contribution logs; records of any violations and the actions taken; and acknowledgments and certifications. Records are kept for at least five years from the end of the fiscal year in which created, the first two years in an easily accessible place.

16. Administration and Amendments

The CCO administers this Code with the support of ACA and may amend it to reflect changes in the Firm’s business, applicable law, or the results of compliance reviews. Material amendments are communicated to Supervised Persons, who must acknowledge them. Questions about the application of this Code should be directed to the CCO.

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Appendix — Summary of Personal-Trading Deadlines

For quick reference (the governing requirements are in Section 4): Initial Holdings Report — within 10 days of becoming an Access Person (data current within 45 days). Annual Holdings Report — once every 12 months (data current within 45 days). Quarterly Transaction Reports — within 30 days after each calendar quarter end. Pre-clearance — before any IPO, Limited Offering, or Covered Security transaction. Code compliance certification — at least annually. All submissions are made through ComplianceAlpha.

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